BioRestorative Therapies Issues Letter to Stockholders

JUPITER, Fla. (July 14, 2014) – BioRestorative Therapies, Inc. ("BRT" or the "Company") (OTCBB: BRTX), a life sciences company focused on adult stem cell-based therapies for various personal medical applications, has issued a letter to stockholders, the text of which is below.

July 14, 2014

To Our Stockholders:

I am very pleased to present the exciting progress BioRestorative Therapies, Inc. has made since August 2013, when I last shared an update letter with our stockholders.

During the past year, we have moved closer to our goal of filing an Investigational New Drug/ Investigational Device Exemption (IND/IDE) with the U.S. Food and Drug Administration (FDA) for our brtxDISC™ (Disc Implanted Stem Cells) Program, to begin a pivotal study in patients with bulging and protruding lumbar discs who have failed non-invasive procedures and face the prospect of surgery.  The treatment involves culturing a patient’s own stem cells and then delivering them via our proprietary medical device to the damaged region of the disc in an outpatient procedure.

We have also made a great deal of progress in advancing our ThermoStem® Program, an investigational treatment using brown fat stem cells for metabolic disorders including diabetes and obesity.  Initial preclinical research indicates that increased amounts of brown fat in the body may be responsible for additional caloric burning as well as reduced glucose and lipid levels.

As a recap, below are some of our accomplishments and activities from the past year.

Business Development/Partnering Activities
During the first half of this year we were thrilled that two pharmaceutical companies recognized our cellular biology programs, which culminated in our signing agreements with each of them.  We believe that planned collaborative work will help serve to advance the body of knowledge of our technology with the ultimate goal of developing clinical therapies.

In March 2014 we announced a Research and Development Agreement with a Japanese global pharmaceutical company, Rohto Pharmaceutical Company, Ltd., under which we will provide stem cell research and development services. Rohto has approximately $1.3 billion in annual sales and develops new technology for the medical and cosmetics markets.

Also in March 2014 we entered into a two-year collaborative Research Agreement with Pfizer Inc. to study human brown adipose (fat) tissue and cell lines. Under the terms of the agreement, we and Pfizer are jointly conducting a study titled “Development and Validation of a Human Brown Adipose Cell Model,” which will seek to further characterize the identity and metabolic function of these cell lines. We have accumulated a large collection of human brown adipose tissue samples, preadipocyte cell lines and immortalized cell lines for use in potentially developing a cell therapy product.

Clinical Trial Preparation
In the latter half of 2013, we received approval from the Western Institutional Review Board to complete a retrospective safety study on selected subjects previously treated by our brtxDISC™ bulging and protruding disc procedure at the Centeno-Schultz Clinic in Broomfield, Colorado, near Denver.  The study, entitled “Re-consenting and Follow-Up of Adults from a Retrospective Study Using Autologous Transplantation of Marrow Derived Mesenchymal Stem Cells to Degenerated Intervertebral Disc,” is nearing completion and we expect to report results by the end of the year.

The objective was to determine the safety of subjects who received autologous stem cell transplants into their disc, using follow-up MRI results and Quality of Life Questionnaires.  We intend to use the safety results of the study in our FDA filing. To assist us in the preparation of the medical delivery device requirements for advancing through the regulatory process, we engaged the consultancy firm Phil Triolo and Associates, LC during the second half of 2013.

Publications and Scientific Presentations
Our Chief Scientist and Vice President of Research and Development, Francisco Silva, presented preclinical data from our ThermoStem® brown fat stem cell Program in November 2013 at the 11th Annual Meeting of the International Federation for Adipose Therapeutics and Science (iFATS) in New York City.

In February, our preclinical brown fat study was published in the peer-reviewed journal Stem Cells. A photograph of our brown fat cell scaffold appeared prominently on the cover. Our research demonstrated that functional brown adipose derived stem cells (BADSCs) produced improvements in mice with diet-induced metabolic disorder. The results of the study showed for the first time that a multipotent stem cell population exists in human adult adipose deposits, and that this population can be differentiated into metabolically functional brown adipocytes. Brown adipocytes are key cells that are involved in energy homeostasis and metabolism. In humans, loss of brown adipose related activity may account for the lower metabolism often associated with diabetes and obesity.  Publication in this journal was an important validation of the scientific rigor of our work.

Scientific Advisors and Board Members
During the past 12 months we strengthened our management team, Board of Directors and Scientific Advisory Board.

Gregory Lutz, M.D. was named Chief Medical Advisor for Spine Medicine for our brtxDISC™ Program. Dr. Lutz is leading the efforts to design our clinical trial protocol, identify trial sites and assist in the selection of a contract research organization (CRO) to conduct the studies. Dr. Lutz also will interact on our behalf with the FDA and the investment community. Dr. Lutz is Associate Professor of Clinical Rehabilitation Medicine at Weill Medical College of Cornell University in New York City, and an attending physician at the Hospital for Special Surgery.

In April 2014, we were pleased to add Wayne Olan, M.D. to our Scientific Advisory Board, to assist with the clinical development of our disc program. Dr. Olan, a board-certified interventional neuroradiologist, is the director of endovascular and minimally invasive image guided neurosurgery at the George Washington University Medical Center in Washington, D.C., and is an associate professor at The George Washington University School of Medicine & Health Sciences. Dr. Olan also serves as a consulting physician to the National Institutes of Health.

In recent weeks we made two outstanding additions to our Board of Directors:
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The Honorable Paul Jude Tonna, a highly regarded community leader and an accomplished businessman with an extensive history of public service, will chair the Compensation Committee and is serving on the Audit and Nominating Committees of the Board.  He was a long-time Suffolk County Legislator and is currently Executive Director and a member of the Board of Advisors for The Energeia Partnership at Molloy College, a leadership academy based in Rockville Centre, N.Y. dedicated to identifying and addressing the serious, complex and multi-dimensional issues challenging the Long Island region.

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Joseph B. Swiader will chair the Nominating Committee and serve on the Compensation Committee of the Board. He has extensive experience in both the financial and biotechnology sectors. He is currently managing partner of Wet Earth Partners LLC, which he founded in 2002. Wet Earth Partners invests in a range of ventures that include biotechnology, medical technology and consumer products.

Corporate Activities
We are engaged in negotiations to move our corporate headquarters and operations to Long Island, N.Y. from Jupiter, Fla.  We have identified a location we expect will enable us to grow over the coming years and have preliminarily been approved for certain tax abatement benefits from New York’s Suffolk County Industrial Development Agency.

We have been active in reaching the investment community during the past 12 months, presenting at the LD Micro Conference in Los Angeles in December 2013 and at the Marcum MicroCap Conference in New York in May 2014.  We continue to work to raise our profile among the investment community. LD Micro is a by-invitation only newsletter firm that focuses on finding undervalued micro-cap companies.  Marcum hosted nearly 100 publicly traded companies with market capitalizations under $500 million, and attracted more than 1,000 people including senior personnel from the presenting public companies, leading institutional investors, directors, bankers and service providers to the microcap marketplace.

Looking Ahead
We have a number of exciting initiatives in the coming months:
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We expect to announce results from our retrospective study of the brtxDISC™ Program by the end of the year and, shortly thereafter, we expect to hold our first meeting with the FDA, as we plan our clinical trial.

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With regard to our ThermoStem® Program, we are continuing our tissue procurement efforts, building our library of brown adipose (fat) tissue and stem cell lines. As a result of our collaboration with Pfizer, we are well positioned to accelerate our research and advance the program toward a clinical trial.

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As we continue to make plans to relocate our laboratory and corporate headquarters, we expect to hire additional laboratory and scientific staff to accelerate our research and development efforts, as well as additional corporate personnel to support our operations.

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We have been working to shore up our financial position, and since my last stockholder letter we have raised approximately $3 million through equity and debt issuances, including a warrant exercise program.  We continue to seek additional funding to advance our programs.

In summary, we are executing on our plans and are very excited about the potential of our programs to make a sizable impact on the health of patients, while working to create value for our stockholders.  I am grateful for the continued support of our employees, strategic partners and stockholders.

Sincerely,
Mark Weinreb, Chief Executive Officer
BioRestorative Therapies, Inc.
www.biorestorative.com

This letter contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this letter are made as of the date hereof and we undertake no obligation to update such statements.

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc. (www.biorestorative.com) develops products and medical procedures using cell and tissue protocols, primarily involving adult stem cells, including:

•
brtxDISC™ (Disc Implanted Stem Cells) is an investigational non-surgical treatment for bulging and herniated lumbar discs that is intended for patients who have failed non-invasive procedures and face the prospect of surgery.  The treatment involves culturing a patient’s own stem cells and then delivering them via a proprietary medical device to the damaged region of the disc in an outpatient procedure.

•
ThermoStem® is a treatment using brown fat stem cells that is under development for metabolic disorders including diabetes and obesity. Initial preclinical research indicates that increased amounts of brown fat in the body may be responsible for additional caloric burning as well as reduced glucose and lipid levels.

•
brtx-C Cosmetic is based on the development of a human cellular extract that has been demonstrated in in vitro skin studies to increase the production of collagen and fibronectin, which are proteins that are essential to combating the aging of skin.  Potential cosmetic uses are being explored with third parties.

The Company also offers plant stem cell-based facial creams and beauty products under the Stem Pearls® brand at www.stempearls.com.

Investor Contacts:

LHA
Kim Sutton Golodetz
212-838-3777
kgolodetz@lhai.com
or
Bruce Voss
310-691-7100
bvoss@lhai.com

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